Exhibit 3.3

CERTIFICATE OF DESIGNATIONS

OF

CONVERTIBLE PARTICIPATING PREFERRED STOCK, SERIES A-2

OF

LONESTAR RESOURCES US INC.

Pursuant to Sections 151 and 103 of the

General Corporation Law

of the State of Delaware

Lonestar Resources US Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Sections 103 and 151 thereof,

DOES HEREBY CERTIFY:

First: The Certificate of Incorporation of the Company authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting and the designation of each series of Preferred Stock, the powers (including voting power if any) of the shares of such series, and the preferences and other rights, and the qualifications, limitations or restrictions thereof.

Second: The Board of Directors, in accordance with the provisions of the Certificate of Incorporation, the Bylaws of the Company and applicable law, adopted the following resolution on June 14, 2017, providing for the issuance of a series of 150,000 shares of Preferred Stock of the Company designated as “Convertible Participating Preferred Stock, Series A-2.”

Resolved, that pursuant to the provisions of the Certificate of Incorporation, the Bylaws of the Company and applicable law, a series of Preferred Stock, par value $0.001 per share, of the Company be and hereby is created, and that the number of shares of such series, and the voting and other powers, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

RIGHTS AND PREFERENCES

Section 1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of preferred stock designated as the “Convertible Participating Preferred Stock, Series A-2” (the “Series A-2 Preferred Stock”). The number of shares constituting such series shall be 150,000; provided that the Company may decrease such number from time to time, but not below a number equal to the sum of the number of shares of Series A-2 Preferred Stock then outstanding.

Section 2. Ranking.

(a)    Subject to the terms of this Series A-2 Certificate of Designations and the Series A-1 Certificate of Designations, the Series A-2 Preferred Stock will rank, with respect to dividend rights and with respect to rights on liquidation, winding-up and dissolution, (i) on a parity with the Series A-1 Preferred Stock and with each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A-2 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company, and (ii) senior to the Class A Common Stock and Class B Common Stock and each other existing and future class or series of capital stock of the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A-2 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company.

(b)    The Series A-1 Preferred Stock and each other class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A-2 Preferred Stock are herein referred to as “Parity Securities.” The Class A Common Stock, the Class B Common Stock and each other class or series of capital stock of the Company that ranks junior to the Series A-2 Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company are herein referred to as “Junior Securities.”

Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Securities Purchase Agreement. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Approved Holders” has the meaning set forth in the Series A-1 Certificate of Designations.

“as-converted basis” means, with respect to the outstanding shares of Common Stock, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the Series A-2 Preferred Stock that is either (i) then outstanding or (ii) issuable upon conversion of Series A-1 Preferred Stock then outstanding, in each case, whether or not the Series A Preferred Stock is then convertible, exchangeable or exercisable by the holder, are assumed to be then outstanding.

“Beneficially Own” has the meaning ascribed to it in the Securities Purchase Agreement.

“Board of Directors” means the board of directors of the Company or any duly authorized committee thereof.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in Fort Worth, Texas are generally required or authorized by law to be closed.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended from time to time, including this Series A-2 Certificate of Designations and the Series A-1 Certificate of Designations incorporated therein under the Delaware General Corporation Law, each as amended from time to time in accordance therewith.

“Class A Common Stock” means the Company’s Class A Voting Common Stock, par value $0.001 per share.

“Class B Common Stock” means the Company’s Class B Non-Voting Common Stock, par value $0.001 per share.

“Close of Business” means (i) with respect to the Record Date for any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the closing of the Company’s stock register on such date, for the purpose of determining the holders of capital stock entitled to receive such issuance, dividend or distribution, and (ii) in all other cases, 5:00 pm, Fort Worth, Texas time, on the date in question.

“Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company” means Lonestar Resources US Inc., a Delaware corporation, and any successor thereto.

“Company Competitor” means any exploration and production company primarily operating in the Eagle Ford Shale in Texas.

“Constituent Person” has the meaning set forth in Section 17(a).

“Conversion Date” has the meaning set forth in Section 7.

“Conversion Price” has the meaning set forth in the Series A-1 Certificate of Designations.

“Dividend Payment Date” has the meaning set forth in Section 4(c).

“Dividend Period” has the meaning set forth in Section 4(c)(ii).

“Dividend Rate” means 9.00% per annum, subject to adjustment pursuant to Section 4(e); provided, however, with respect to any Dividend Period in which the Dividend Rate is adjusted, the applicable Dividend Rate for such Dividend Period will be calculated by determining the sum, for each day during such Dividend Period, of the product of the Dividend Rate in effect on such day (without giving effect to this proviso but giving effect to any other adjustments) multiplied by the Stated Value and, without duplication, Unpaid Dividends, per share of Series A-2 Preferred Stock on such day.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 17(a).

“Exchange Property Unit” has the meaning set forth in Section 17(a).

“Holder” or “Investor” means the Person in whose name the shares of the Series A-2 Preferred Stock are registered, which may be treated by the Company and the Company’s transfer agent and registrar as the absolute owner of the shares of Series A-2 Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Issue Date” means the date upon which the shares of Series A-2 Preferred Stock are first issued.

“Junior Securities” has the meaning set forth in Section 2(b).

“Parity Securities” has the meaning set forth in Section 2(b). For the avoidance of doubt, the term “Parity Securities” does not mean or include the Common Stock.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“PIK Quarter” has the meaning set forth in Section 4(d).

“Preferred Stock” has the meaning set forth in the recitals.

“Record Date” means, with respect to any issuance, dividend, or distribution declared, paid or made on or with respect to any capital stock of the Company, the date fixed for the determination of the stockholders entitled to receive such issuance, dividend or distribution.

“Redemption Notice” has the meaning set forth in Section 10(b).

“Reorganization Event” has the meaning set forth in Section 17(a).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Purchase Agreement” means the Amended and Restated Securities Purchase Agreement, dated as of June 15, 2017, by and among the Company and the Investors party thereto.

“Series A Preferred Stock” means the Series A-2 Preferred Stock and the Series A-1 Preferred Stock.

“Series A-1 Certificate of Designations” means the Certificate of Designations of Lonestar Resources US Inc. relating to Series A-1 Preferred Stock, dated June 15, 2017, as it may be amended from time to time in accordance therewith.

“Series A-2 Certificate of Designations” means this Series A-2 Certificate of Designations of Lonestar Resources US Inc., dated June 15, 2017, as it may be amended from time to time in accordance herewith.

“Stated Value” initially means $1,000 per share of the Series A-2 Preferred Stock, as adjusted for any stock splits, stock dividends, recapitalizations or similar transactions with respect to the Series A-2 Preferred Stock and, if applicable, as adjusted pursuant to Section 4(d).

“Unpaid Dividends” means, as of any date with respect to any one or more shares of Series A-2 Preferred Stock, the amount, as of such date, of any accrued and unpaid dividends or distributions on such one or more shares. For the avoidance of doubt, “Unpaid Dividends” do not include any dividends added to the Stated Value pursuant to Section 4(d).

Section 4. Dividends.

(a)    Dividends in General. From and after the Issue Date, Holders shall be entitled to receive, when, as and if declared by the Board of Directors out of any funds legally available therefor, cumulative dividends of the type and in the amount determined as set forth in this Section 4, and no more. Notwithstanding anything to the contrary in this Series A-2 Certificate of Designations, cash dividends shall be paid only to the extent the Company has funds legally available for such payment, and the Board of Directors declares such dividend payable.

(b)    Participating Dividends. For so long as any shares of Series A-2 Preferred Stock are outstanding, no cash dividend may be declared or paid on the Common Stock, and no other distributions may be made to holders of Common Stock, during a Dividend Period unless a cash dividend or such distribution, if applicable, is also declared and paid on the Series A-2 Preferred Stock to Holders for such dividend in the same form and in an amount per share of Series A-2 Preferred Stock equal to the product of (i) the per share dividend or distribution declared and paid in respect of each share of Class A Common Stock and (ii) the number of shares of Class A Common Stock underlying the shares of Series A-1 Preferred Stock into which each share of Series A-2 Preferred Stock would then be convertible (whether or not the Series A Preferred Stock is then convertible) on the Record Date for such dividend or distribution. For purposes of this Section 4(b), “distribution” means the transfer of cash, property or securities without consideration, whether by way of dividend or otherwise, or the purchase of shares of the Company.

(c)    Regular Dividends. In addition to participation in cash dividends on, or distributions to, Common Stock as set forth in Section 4(b), and subject to Section 4(d), commencing on the Issue Date, dividends on Series A-2 Preferred Stock shall accrue daily and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a “Dividend Payment Date”) or, if any such day is not a Business Day, the preceding Business Day. Dividends payable pursuant to this Section 4(c), if, when and as declared by the Board of Directors, will be, for each outstanding share of Series A-2 Preferred Stock, payable, subject to Section 4(d), in cash as follows:

(i)    Dividends at an amount equal to an annual rate equal to the Dividend Rate multiplied by the sum of (A) the Stated Value and (B), without duplication, the amount of Unpaid Dividends, on such share of Series A-2 Preferred Stock, payable in cash.

(ii)    Dividends payable pursuant to this Section 4(c) will be computed on the basis of a 360-day year of twelve 30-day months and, for any Dividend Period greater or less than a full Dividend Period, will be computed on the basis of the actual number of days elapsed in the period divided by 90. The period from the Issue Date to and including June 30, 2017 and each period from, but excluding, a Dividend Payment Date to, and including, the following Dividend Payment Date is herein referred to as a “Dividend Period.” Dividends payable pursuant to this Section 4(c) are cumulative. Such dividends shall begin to accrue and be cumulative from the Issue Date, shall compound at the relevant rate on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on another dividend unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date, in which case dividends will accrue on such Unpaid Dividends) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date.

(iii)    If the Conversion Date with respect to any share of Series A-2 Preferred Stock is prior to the Record Date for any dividend, the Holder of such shares will not be entitled to any such dividend, subject to any Unpaid Dividends being taken into account in Section 7. If the Conversion Date with respect to any share of Series A-2 Preferred Stock is after the Record Date for any dividend but before the corresponding Dividend Payment Date, the Holder of such share of Series A-2 Preferred Stock shall have the right to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date.

(d)    PIK Dividends.

(i)    Notwithstanding anything to the contrary in Section 4(c), for no more than 12 Dividend Periods (whether consecutive or non-consecutive) prior to June 15, 2024 (a “PIK Quarter”), the Company may, at its option and in its sole discretion as exercised by the Board of Directors, with respect to all or any portion of the accrued, declared and payable dividends for such Dividend Period, elect to (A) pay such dividends in the form of additional shares of Series A-2 Preferred Stock at a per share price equal to $975.00 or, (B) in lieu of paying such dividends, increase the Stated Value of the applicable shares of Series A-2 Preferred Stock by an amount equal to the accrued and payable dividends on such shares for such applicable PIK Quarter. If the Company fails to fully declare and pay in cash by the Dividend Payment Date, or is unable to fully pay in cash by such date, the accrued dividends with respect to a Dividend Period then, with respect to any unpaid portion but subject to Section 4(e), (x) to the extent any of the 12 PIK Quarters remain available, the Company shall be deemed to have made an election under Section 4(d)(i)(B) and (y) to the extent none of the 12 PIK Quarters remain available, the Stated Value shall be automatically increased by an amount equal to the lesser of (i) a Dividend Rate of 9.0% per annum and (ii) the unpaid portion of any such accrued dividends (provided that any amounts which increase the Stated Value hereby shall no longer be considered Unpaid Dividends), with any remaining unpaid portion in excess of such increase in Stated Value remaining Unpaid Dividends.

(ii)    For the avoidance of doubt, any portion of a declared dividend not paid as provided in the foregoing clauses will be paid in cash.

(e)    Adjustments to Dividend Rate.

(i)    Except as permitted by Section 4(d)(i), if, at any time, the Company fails to fully declare and pay all accrued dividends in cash on a Dividend Payment Date, then the Dividend Rate on the Series A-2 Preferred Stock shall automatically increase by (A) 5.0% per annum effective as of the first day of the applicable Dividend Period and (B) an additional 1.0% for each successive Dividend Period in which the Company so fails to fully declare and pay, up to the maximum Dividend Rate of 20.0% per annum (including any adjustments pursuant to Section 4(e)(ii)). Dividends on the Series A-2 Preferred Stock shall accrue at the increased Dividend Rate for so long until the Company shall have paid dividends at such increased Dividend Rate fully in cash in accordance with Section 4(c) for two consecutive Dividend Periods, upon which time the Dividend Rate on Series A-2 Preferred Stock shall automatically decrease and revert to 9.0% per annum to the extent dividends continue to be paid fully in cash.

(ii)    If the Requisite Stockholder Approval is not obtained on or prior to December 15, 2017, then the Dividend Rate shall automatically increase by 5.0% commencing on the first day of the Dividend Period ended on March 31, 2018, and thereafter, shall increase by an additional 0.5% each subsequent Dividend Period until such Requisite Stockholder Approval is obtained, at which point the Dividend Rate shall be reduced to 9.00% (subject to any adjustment pursuant to Section 4(e)(i)); provided, that in no event shall the applicable Dividend Rate exceed 20.0% per annum (including any adjustments pursuant to Section 4(e)(i)).

(f)    Each dividend will be payable to Holders of record as they appear in the records of the Company on the applicable Record Date, which shall be on the fifteenth (15th) day of the month in which the relevant Dividend Payment Date occurs.

Section 5. Liquidation.

(a)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, after satisfaction of all liabilities, if any, to creditors of the Company and subject to Section 5(b) and to the rights of holders of any shares of capital stock of the Company then outstanding ranking senior to the Series A-2 Preferred Stock in respect of distributions upon liquidation, dissolution or winding up of the Company, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Securities, a liquidating distribution in an amount equal to the greater of (i) the Stated Value plus, without duplication, Unpaid Dividends, per share and (ii) the amount of the liquidating distributions, as determined by the Board of Directors (or the trustee or other Person or Persons administering the liquidation, dissolution or winding-up of the Company in accordance with applicable law), that would be made on the number of shares of Class A Common Stock underlying shares of Series A-1 Preferred Stock into which such shares of Series A-2 Preferred Stock would be convertible (whether or not the Series A Preferred Stock is then convertible) immediately before such liquidation, dissolution or winding-up of the Company. After payment of the full amount of such liquidation distribution, the Holders shall not be entitled to any further participation in any distribution of assets by the Company.

(b)    In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A-2 Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)    The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business or other assets will not constitute its liquidation, dissolution or winding up, but instead shall be subject to Section 17.

Section 6. Maturity. The Series A-2 Preferred Stock shall be perpetual unless converted or redeemed in accordance with this Series A-2 Certificate of Designations.

Section 7. Conversion. Upon obtaining the Requisite Stockholder Approval, each share of Series A-2 Preferred Stock shall automatically convert into that number of duly authorized, validly issued, fully paid and nonassessable shares of Series A-1 Preferred Stock (which such Series A-1 Preferred Stock, shall, for the avoidance of doubt, have a Conversion Price equal to the outstanding Series A-1 Preferred Stock) (such date, the “Conversion Date”) equal to (A) (1) the sum of the Stated Value of a share of Series A-2 Preferred Stock plus, to the extent payable to the Holder pursuant to Section 4(c)(iii) and without duplication, Unpaid Dividends thereon (whether or not declared) divided by (2) the sum of the Stated Value of a share of Series A-1 Preferred Stock plus, without duplication, accrued and unpaid dividends thereon (whether or not declared) plus (B) cash in lieu of fractional shares, if any. For the avoidance of doubt and notwithstanding anything in this Series A-2 Certificate of Designations to the contrary, at no time shall Holders of Series A-2 Preferred Stock have the right to convert any share of their Series A-2 Preferred Stock, and no shares of Series A-2 Preferred Stock are convertible into, Common Stock.

Section 8. Conversion Procedures.

(a)    On the Conversion Date, certificates representing the number of shares of Series A-1 Preferred Stock into which the applicable shares of Series A-2 Preferred Stock are converted shall be promptly issued and delivered to the Holder thereof or such Holder’s designee upon presentation and surrender of the certificate evidencing the Series A-2 Preferred Stock, if any (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the

Company), to the Company and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes, if any, allocable to the Holder pursuant to Section 21(b).

(b)    From and after the Conversion Date, the shares of Series A-2 Preferred Stock to be converted on the Conversion Date, as applicable, will cease to be entitled to any dividends that may thereafter be declared on such Series A-2 Preferred Stock; such shares of Series A-2 Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive from the Company the Series A-1 Preferred Stock or Class A Common Stock (and cash in lieu of fractional shares, if applicable) upon conversion thereof and any dividends previously declared or otherwise accrued on the Series A-2 Preferred Stock but not paid) of the Holder of such shares of Series A-2 Preferred Stock to be converted shall cease and terminate with respect to such shares. Prior to the Conversion Date, except as otherwise provided herein, Holders shall have no rights as owners of the Series A-1 Preferred Stock (or other relevant capital stock or equity interest into which the Series A-2 Preferred Stock may then be convertible in accordance herewith) (including voting powers, conversion rights and rights to receive any dividends or other distributions on the Series A-1 Preferred Stock or other securities issuable upon conversion) by virtue of holding shares of Series A-2 Preferred Stock.

(c)    Shares of Series A-2 Preferred Stock duly converted in accordance with this Series A-2 Certificate of Designations, or otherwise reacquired by the Company.

(d)    The Person or Persons entitled to receive the Series A-1 Preferred Stock and/or cash issuable upon conversion of Series A-2 Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Series A-1 Preferred Stock and/or securities as of the Close of Business on the Conversion Date with respect thereto. In the event that a Holder shall not by written notice designate the name in which shares of Series A-1 Preferred Stock and/or cash to be issued or paid upon conversion of shares of Series A-2 Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(e)    In the event that fewer than all of the shares of Series A-2 Preferred Stock held by any Holder who have requested to have a certificate representing its shares of Series A-2 Preferred Stock are converted pursuant to Section 7, then a new certificate representing the unconverted shares of Series A-2 Preferred Stock shall be issued to such Holder concurrently with the issuance of the certificates representing the applicable Series A-1 Preferred Stock.

Section 9. [Intentionally Omitted].

Section 10. Redemption.

(a)    After June 15, 2020, the Company may, at its option and in its sole discretion, redeem shares of Series A-2 Preferred Stock, in minimum increments of 5,000 shares and even multiples thereof (or such lesser amount in the event that fewer than 5,000 shares remain outstanding), for cash as follows:

(i)    prior to June 15, 2021, in an amount equal to 110% of the Stated Value plus, without duplication, any Unpaid Dividends;

(ii)    prior to June 15, 2022, in an amount equal to 105% of the Stated Value plus, without duplication, any Unpaid Dividends; and

(iii)    after June 15, 2022, in an amount equal to the Stated Value plus, without duplication, any Unpaid Dividends.

(b)    The Company shall provide written notice (the “Redemption Notice”) to the Holders at least 30 calendar days prior to any optional redemption in accordance with Section 10(a); provided that nothing in the Redemption Notice shall prohibit the conversion into Series A-1 Preferred Stock pursuant to Section 7 prior to the Company’s proposed redemption date. If the Company elects to redeem fewer than all of the outstanding shares of Preferred Stock pursuant to this Section 10, the Series A-2 Preferred Stock will be redeemed on a pro rata basis across all Holders based on their respective ownership of Series A-2 Preferred Stock unless agreed upon otherwise by the Holders. The shares of Series A-2 Preferred Stock Preferred Stock not redeemed shall remain outstanding.

(c)     If the Requisite Stockholder Approval is not obtained and the Series A-2 Preferred Stock not converted to Series A-1 Preferred Stock, on or prior to the seventh anniversary of the Issue Date, then the Company shall, on such seventh anniversary of the Issue Date, redeem all of the outstanding shares of Series A-2 Preferred Stock for a cash amount per share equal to the Stated Value plus, without duplication, any Unpaid Dividends.

(d)    Any shares of Series A-2 Preferred Stock that are redeemed or otherwise acquired by the Company shall be cancelled upon payment therefor and will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for future issuance, but shall not be reissued as shares of Series A-2 Preferred Stock. If only a portion of the shares of Series A-2 Preferred Stock represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Company, the Company shall issue and deliver to the Holders a new certificate representing the number of shares of Series A-2 Preferred Stock represented by the surrendered certificate that have not been called for redemption.

Section 11. Voting Powers.

(a)    The Holders shall be entitled to (i) vote with the holders of the Series A-1 Preferred Stock on all matters submitted for a vote of holders of Preferred Stock as a separate class, (ii) when voting with the Series A-1 Preferred Stock, a number of votes equal to the number of shares of Series A-1 Preferred Stock such Holder would hold on an “as-converted basis” (as if each such shares of Series A-2 Preferred Stock have been converted into shares of Series A-1 Preferred Stock pursuant to the terms of this Series A-2 Certificate of Designations) on the Record Date for the determination of the holders of Series A-1 Preferred Stock entitled to vote on the matter in question and (iii) notice of all stockholders’ meetings in accordance with the Certificate of Incorporation and Bylaws of the Company, and applicable law or regulation or stock exchange rule, as if the Holders of Series A-2 Preferred Stock were holders of Series A-1 Preferred Stock.

(b)    Each Holder will have one vote per share on any matter on which Holders of Series A-2 Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(c)    So long as any shares of Series A-2 Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Incorporation, the affirmative vote or consent of Holders of at least a majority of the outstanding shares of Series A-2 Preferred Stock, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, modification or alteration of, or supplement to, the Certificate of Incorporation or this Series A-2 Certificate of Designations that would materially and adversely affect the relative rights, preferences, privileges or voting powers of the Series A-2 Preferred Stock or any Holder.

Section 12. [Intentionally Omitted].

Section 13. Reservation of Stock.

(a)    The Company shall at all times reserve and keep available out of its authorized and unissued Series A-1 Preferred Stock and Class A Common Stock or shares of Series A-1 Preferred Stock and Class A Common Stock acquired by the Company and not retired, solely for issuance upon the conversion of shares of Series A-2 Preferred Stock as provided in this Series A-2 Certificate of Designations and the further conversion of shares of Series A-1 Preferred Stock resulting from such conversion as provided in the Series A-1 Certificate of Designations, such number of shares of Series A-1 Preferred Stock and such number of shares of Class A Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A-2 Preferred Stock then outstanding and upon the conversion of all the shares of Series A-1 Preferred Stock resulting from such conversion. The Company shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Series A-1 Preferred Stock issuable upon conversion of shares of Series A-2 Preferred Stock and all shares of Class A Common Stock issuable upon conversion of shares of Series A-1 Preferred Stock resulting from such conversion will, upon issue, be duly and validly authorized and issued, fully paid and nonassessable. For purposes of this Section 13, the number of shares of Series A-1 Preferred Stock and the number of shares of Class A Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A-2 Preferred Stock and the further conversion of all resulting Series A-1 Preferred Stock into Class A Common Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)    Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A-2 Preferred Stock, as herein provided, shares of Series A-1 Preferred Stock acquired and not retired by the Company (in lieu of the issuance of authorized and unissued shares of Series A-1 Preferred Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)    All shares of Series A-1 Preferred Stock delivered upon conversion of the Series A-2 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

Section 14. Certificated Shares; Replacement Certificates.

(a)    Shares of Series A-2 Preferred Stock shall be evidenced by certificates, which shall bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SECURITIES PURCHASE AGREEMENT, DATED AS OF MAY 26, 2017, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER AND WILL BE PROVIDED WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY OF THE ISSUER.

(b)    Upon request of a holder of Series A Preferred Stock or Class A Common Stock subject to this Series A-2 Certificate of Designations, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the legend to be removed from any certificate for any Series A Preferred Stock issued or Class A Common Stock to be issued pursuant to the terms of this Series A-2 Certificate of Designations. Each Initial Investor acknowledges that the Series A Preferred Stock issued pursuant to this Series A-2 Certificate of Designations and the Class A Common Stock or Series A Preferred Stock issuable upon conversion of (or as dividends on) such stock have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Series A Preferred Stock issued pursuant to this Series A-2 Certificate of Designations or any Class A Common Stock or Series A-2 Preferred Stock issuable upon conversion of (or as dividends on) such stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

Each Series A-2 Preferred Stock certificate shall be dated the date of its authentication.

(c)    The Company shall replace any mutilated Series A-2 Preferred Stock certificate at the Holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may reasonably be required by the Company.

Section 15. Transfer Restrictions.

(a)    Subject to Section 4.2 of the Securities Purchase Agreement and Section 15(b) hereof, the Holders may Transfer to any Person any portion of their Series A-2 Preferred Stock issued pursuant to this Series A-2 Certificate of Designations or any Class A Common Stock or Series A-2 Preferred Stock, as applicable, issued upon conversion of (or as dividends on) the Series A-2 Preferred Stock issued pursuant to this Series A-2 Certificate of Designations; provided, that no Investor (other than the Initial Investors) shall have the right to participate in the appointment of Investor Directors as set forth in Section 4.4 of the Securities Purchase Agreement and Section 19 herein and Section 19 of the Series A-1 Certificate of Designations unless they have qualified as Approved Holders.

(b)    Notwithstanding Section 15(a), the Holders will not at any time knowingly Transfer any Series A-2 Preferred Stock or any Class A Common Stock issued upon conversion of the Series A Preferred Stock pursuant to this Series A-2 Certificate of Designations, held by such Investor to a Company Competitor; provided, however, that this Section 15(b) shall not restrict any Transfer into the public market.

Section 16. Short-Selling. Prior to June 15, 2020, no Holder or any Affiliates of such Holder may, directly or indirectly, sell “short” the Common Stock or securities convertible into or exercisable or exchangeable for Common Stock held by it.

Section 17. Reorganization Event.

(a)    If there occurs:

(i)    any reclassification, statutory exchange, merger, amalgamation, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which Series A-1 Preferred Stock (but not the Series A-2 Preferred Stock) are changed or converted into, or exchanged for, or represent solely the right to receive, cash, securities or other property;

(ii)    any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Company, in each case pursuant to which Series A-1 Preferred Stock (but not Series A-2 Preferred Stock) are converted into cash, securities or other property; or

(iii)    any statutory exchange of securities of the Company with another Person (other than in connection with a merger or amalgamation) or reclassification, recapitalization or reorganization of the Series A-1 Preferred Stock (but not the Series A-2 Preferred Stock) into other securities,

(each of which is referred to as a “Reorganization Event,” and such cash, securities or other property, the “Exchange Property,” and the kind and amount of Exchange Property that a holder of one share of Class A Common Stock would be entitled to receive on account of such Reorganization Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), an “Exchange Property Unit”), then, at the effective time of such Reorganization Event, without the consent of the Holders, and subject to Section 17(b), the consideration due upon conversion of Series A-2 Preferred Stock, the adjustments to the Conversion Price and the determination of the kind and amount of dividends that Holders will be entitled to receive pursuant to Section 4(b), will be determined in the same manner as if each reference to any number of shares of Class A Common Stock in this Series A-2 Certificate of Designations were instead a reference to the same number of Exchange Property Units. If such Reorganization Event provides for different treatment of shares of Class A Common Stock held by Affiliates of the Company and non-Affiliates or by the Person with which the Company amalgamated or consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, then the composition of the Exchange Property and the Exchange Property Unit will be determined based on the cash, securities or other property that were distributed in such Reorganization Event to holders of Class A Common Stock that are not Constituent Persons or Affiliates of the Company or Constituent Persons. In addition, if the kind or amount of cash, securities or other property receivable upon a Reorganization Event is not the same for each share of Class A Common Stock held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate of the Company or a Constituent Person, then for the purpose of this Section 17(a), the composition of the Exchange Property and the Exchange Property Unit will be determined based on the weighted average, as determined by the Company in good faith, of the types and amounts of consideration received by the holders of Class A Common Stock.

(b)    In the event that the holders of Class A Common Stock have the opportunity to elect the form of consideration to be received in a Reorganization Event, the Exchange Property that the Holders shall be entitled to receive shall be determined by Holders of a majority of outstanding shares of Series A-2 Preferred Stock on or before the earlier of (i) the deadline for elections by holders of Class A Common Stock and (ii) two Business Days before the anticipated effective date of such Reorganization Event.

(c)    The above provisions of Section 17(a) and Section 17(b) shall similarly apply to successive Reorganization Events.

(d)    The Company (or any successor) shall, no less than 20 Business Days prior to the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property and the Exchange Property Unit, and shall provide such other information related to the Reorganization Event as Holders may reasonably request. Failure to deliver such notice shall not affect the operation of this Section 17.

(e)    The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A-2 Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 17, and (ii) to the extent that the Company is not the surviving Company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A-2 Preferred

Stock into Exchange Property and, in the case of a Reorganization Event described in Section 17(a)(ii), an exchange of shares of Series A Preferred Stock for the shares of the Person to whom the Company’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided in this Series A-2 Certificate of Designations.

Section 18. [Intentionally Omitted].

Section 19. Board Representation Rights. The Approved Holders shall be entitled to the rights set forth in Section 19 of the Series A-1 Certificate of Designations, if and as applicable, even if such Series A-1 Certificate of Designations is then no longer in effect.

Section 20. Investor Consent. The Approved Holders shall be entitled to the rights set forth in Section 20 of the Series A-1 Certificate of Designations even if such Series A-1 Certificate of Designations is then no longer in effect.

Section 21. Miscellaneous.

(a)    All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, addressed: (i) if to the Company, to its office at 600 Bailey Avenue, Suite 200, Fort Worth, Texas 76107 or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b)    The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A-2 Preferred Stock or shares of Series A-1 Preferred Stock or other securities issued on account of Series A-2 Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A-2 Preferred Stock or Series A-1 Preferred Stock or other securities in a name other than that in which the shares of Series A-2 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid or is not payable.

(c)    No share of Series A-2 Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated issued or granted.

(d)    The shares of Series A-2 Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law or the Securities Purchase Agreement.

IN WITNESS WHEREOF, LONESTAR RESOURCES US INC. has caused this Series A-2 Certificate of Designations to be signed by its authorized corporate officer this 15th day of June, 2017.

LONESTAR RESOURCES US INC.

By:	/s/ Frank D. Bracken III
Name:	Frank D. Bracken, III
Title:	Chief Executive Officer

[Signature Page to A-2 Certificate of Designations]